[SIGNAL TECHNOLOGY CORPORATION LETTERHEAD]                 FOR IMMEDIATE RELEASE

                                                                       Contacts:
                                                                  George Lombard
                                                                Chairman and CEO
                                                   Signal Technology Corporation
                                                                  (978) 774-2281

                                                                  David Reichman
                                                 Sharon Merrill Associates, Inc.
                                                                  (617) 542-5300

                   SIGNAL TECHNOLOGY REPORTS FINANCIAL RESULTS

                            FOR FIRST QUARTER OF 2003

DANVERS, MA, APRIL 29, 2003 -- Signal Technology Corporation (NASDAQ: STCO), a provider of electronic components, subsystems and system solutions for defense and space applications, today reported its financial results for the first quarter ended March 31, 2003.

FIRST QUARTER FINANCIAL SUMMARY

                                                               Q1            Q1
                                                              2003          2002        Change
                                                             ------        ------       ------
Net sales                                                    $ 21.5        $ 18.3        17.5%
Gross margin                                                   34.5%         31.4%        9.9%
Income from continuing operations before income taxes        $  2.0        $  0.8         145%
Provision for income taxes                                   $  0.8        $  0.3         167%
Income from continuing operations                            $  1.2        $  0.5         140%

Total discontinued operations, net of tax                    ($ 0.2)       ($ 2.0)        N/A
Cumulative effect of change in accounting
   principle, net of tax                                        --         ($ 3.2)        N/A

Net income (loss)                                            $  1.0        ($ 4.7)        N/A

Diluted earnings per share:
Income from continuing operations                            $  0.10       $  0.04        150%
Net income (loss)                                            $  0.09       ($ 0.46)       N/A

Bookings                                                     $ 20.4        $ 21.8          (6)%
(In millions, except per-share data and percentages)

                                     (more)

SIGNAL TECHNOLOGY / 2

COMMENTS ON THE FIRST QUARTER

"Signal Technology's relationships with the nation's major defense contractors, coupled with the progress we have made in moving up the value chain with integrated technologies, continued to improve the quality of our bookings mix and produced solid year-over-year sales growth during the first quarter," said Chairman and Chief Executive Officer George Lombard.

"At the same time, the Company improved gross margins, producing a strong increase in net income from continuing operations," Lombard said. "During the first quarter, there was a $3.1 million reduction in cash as compared with our total cash balance on Dec. 31, 2002. However, the Company made $5.1 million in payments to settle claims associated with discontinued operations during the quarter."

FIRST QUARTER HIGHLIGHTS

- Signal Technology was awarded contracts valued at $2.7 million for the Patriot and Advanced Patriot PAC-3 missile platform. The Company anticipates significant follow-on business from these awards.

- The Company received orders valued at $1.6 million for a variety of RF and microwave devices for electronic warfare applications on the F-15, F-18 and F-22 fighter aircraft platforms.

- Signal Technology received a three-year contract to supply power conversion technology for an AIM-120 AMRAAM missile telemetry system. The Company estimates the total value of the contract at $1.5 million, with the first year valued at $600,000.

- The Company was awarded a contract to provide multi-output power supplies for the Large Aircraft Infrared Countermeasures (LAIRCM) system. The LAIRCM system is deployed on C-17 Globemaster and C-130 Hercules military transport aircraft to defend against enemy surface-to-air missiles. The low rate initial production contract, awarded by Northrop Grumman Corporation, is valued at $600,000.

- Signal Technology received a contract from Northrop Grumman Amherst Systems to supply microwave integrated assemblies for the Combat Electromagnetic Environment Simulator (CEESIM) product line. The CEESIM allows military specialists to test, in simulated combat environments, advanced electronic warfare systems such as radar warning receivers and electronic countermeasures and signal intelligence systems. The contract is valued at $850,000 and follows a 25-system development contract awarded to Signal Technology in 2000. The Company anticipates follow-on orders over the next five years.

                                     (more)

SIGNAL TECHNOLOGY / 3

BUSINESS AND FINANCIAL OUTLOOK

"The U.S. Military is engaged in a long-term process of force transformation," Lombard said. "The goal for this transformation is greater use of technologies that make the nation's forces more mobile and highly integrated. This plays directly to Signal Technology's strengths as a key supplier of microelectronic products for electronic warfare, radar, missiles, precision guidance and defense intelligence and communications."

Lombard continued, "Our product roadmap and technical expertise have enabled the Company to win key contract awards for critical electronic warfare system upgrades on several of the U.S. military's most widely deployed aircraft, missile, naval and land-based platforms. We are also participating as a supplier of integrated subsystems for smart-weapons platforms and unmanned aerial vehicles, as well as some of America's newest and most highly sophisticated defense communications and intelligence networks. Many of these programs have been slated for spending increases."

"Signal Technology is positioned for solid bookings and sales growth in 2003," Lombard said. "As we begin the second quarter, our backlog is approximately $75 million, and we are seeing strong customer orders and quoting activity in all of our markets. As a result, we believe that we are well on our way toward achieving the Company's $114 million bookings target for the year. In addition, we continue to expect some of our major programs to advance from low-rate to full production in 2003."

FINANCIAL GUIDANCE

Based on currently available information about the Company's markets and assumptions as outlined in the foregoing discussion, and on the assumption that the global economic environment will not worsen materially from where it stands today, Signal Technology is reaffirming its previous financial guidance for full-year 2003 and providing guidance for the second quarter of 2003. The Company undertakes no obligation to update the guidance below, which is subject to change:

Second-quarter 2003 guidance:

- Total revenues of approximately $20 million to $22 million, versus $19.8 million in the second quarter of 2002.

- Pre-tax income of $1.7 million to $2.1 million, or $0.15 to $0.18 per diluted share.

Full-year 2003 guidance:

- Total revenues of approximately $94 million to $98 million, versus $86.7 million in 2002.

- Pre-tax income of $10 million to $11 million, or $0.85 to $0.93 per diluted share.

CRANE CO. ACQUISITION

On April 17, 2003, Signal Technology announced that it has signed a definitive agreement to be acquired by Crane Co. (NYSE: CR). Under the terms of the agreement, Crane Co. has commenced an all-cash tender offer to acquire all of the outstanding shares of Signal Technology for $13.25 per share. The purchase price of $13.25 per common share represents a 17.6%

                                     (more)

SIGNAL TECHNOLOGY / 4

premium over the closing price on April 15, 2003 and a 29.4% premium over the average closing price since the beginning of the year. The aggregate value of the transaction is approximately $153 million.

This news release is for informational purposes only and is neither an offer to purchase shares of Signal Technology nor a solicitation/recommendation statement under the rules and regulations of the U.S. Securities and Exchange Commission
(SEC). Crane Co. has filed a tender offer statement with the SEC, and Signal Technology has filed with the SEC a solicitation/recommendation statement. Signal Technology shareholders are urged to carefully read the offering materials and solicitation/recommendation statement before making any decision with respect to the tender offer. The offer to purchase and other offer documents included in the tender offer statement, as well as the solicitation/recommendation statement, have been or will be made available to all Signal Technology shareholders at no expense to them. Security holders may obtain a free copy of the solicitation/recommendation statement and other documents filed with the SEC by Signal Technology at the SEC's website at http://www.sec.gov.

CONFERENCE CALL WEBCAST

Signal Technology will conduct its quarterly financial results conference call at 11:00 a.m. (ET), this morning, April 29, 2003. The call will be broadcast live over the Internet. To listen to the call, visit the Company's Web site (www.sigtech.com), and click on the "Corporate Information" link. The call will be available in replay format at this site for one week.

ABOUT SIGNAL TECHNOLOGY CORPORATION

Signal Technology is a leader in developing state-of-the-art electronic components, subsystems and system solutions for defense and space applications. The Company manufactures a wide range of RF, microwave and millimeter wave products, power conversion systems and power supplies. These devices are used in military communications networks, and in systems related to electronic countermeasures, precision guidance, radar, intelligence, surveillance and reconnaissance. The Company sells its products to defense prime contractors worldwide. For further information about Signal Technology, please visit the Company's Web site at www.sigtech.com.

SAFE HARBOR STATEMENT

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements made in this news release that are not historical facts contain forward-looking information that involves risks and uncertainties. These forward-looking statements include statements regarding the benefits of the expected completion of the tender offer and merger; the Company's financial guidance for the second quarter of 2003 and full-year 2003; expectations regarding the future performance of the Company's business and bookings; future demand for the Company's products; and certain other statements identified or qualified by words such as "likely", "will", "suggests", "may", "would", "could", "should", "expects", "expected", "anticipates", "estimates", "plans", "projects", " projected", "believes", "is optimistic about", or similar expressions (and variants of such words or expressions). Important

                                     (more)

SIGNAL TECHNOLOGY /5

factors that may cause actual results to differ include, but are not limited to, future demand for the Company's products, risks associated with court proceedings and litigation, fluctuations in the Company's operating results, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company's ability to meet or renegotiate customer demands, the ability to anticipate changes in the market, the Company's ability to finance its operations on terms that are acceptable, the Company's ability to attract and retain qualified personnel including the Company's management, changes in the global economy, changes in regulatory processes, the dependence on certain key customers (including the U.S. government), the Company's ability to realize sufficient margins on sales of its products, the availability and timing of funding for the Company's current products and the development of future products and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings. Signal Technology assumes, subject to applicable law, no obligation to update the information included in this news release.

FINANCIAL STATEMENTS FOLLOW . . .

                                      # # #